UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 6, 2023
_________________________
GoHealth, Inc.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	001-39390	85-0563805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

214 West Huron St.		60654
Chicago,	Illinois
(Address of principal executive offices)		(Zip Code)
(312) 386-8200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	GOCO	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2023, GoHealth, Inc. (the “Company”) announced the departure of Shane Cruz, the current Chief Strategy Officer, whose employment will terminate as of June 30, 2023. Mr. Cruz has served in various leadership roles at the Company for nearly 20 years and the Company is grateful for his service.

The separation of employment will be pursuant to Mr. Cruz’s current Amended & Restated Employment Agreement dated as of August 1, 2022 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Cruz is entitled to (i) a continuation of base salary for a two (2) year period, (ii) a cash bonus for 2023 at 100% of the targeted bonus (provided, however, that if there is a change of control within 12 months of separation, such bonus shall be multiplied by two), (iii) acceleration of any unvested LLC profits interests granted to Mr. Cruz prior to the 2020 initial public offering, (iv) acceleration of any unvested equity awards issued by the Company that would have vested within the 24 month period beginning on the separation date had Mr. Cruz remained employed by the Company, and (v) up to 24 months of COBRA premium reimbursement. The separation benefits under the Employment Agreement are subject to the Mr. Cruz’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with applicable restrictive covenants.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOHEALTH, INC.

Date:	June 6, 2023	By:	/s/ Brian Farley
Brian Farley Chief Legal Officer